Exhibit 10.1

FIRST AMENDMENT TO THE DIAMONDROCK HOSPITALITY COMPANY

2016 EQUITY INCENTIVE PLAN

This First Amendment (this “Amendment”) to the DiamondRock Hospitality Company 2016 Equity Incentive Plan (the “Plan”) is made and entered into as of December 20, 2018 (the “Amendment Date”) by DiamondRock Hospitality Company, a Maryland corporation (the “Company”).  All capitalized terms used but not defined in this Amendment shall have the meanings ascribed to such terms in the Plan.

RECITALS

WHEREAS, pursuant to Section 18 of the Plan, the Board of Directors of the Company authorized the Company to enter into this Amendment;

NOW, THEREFORE, the Plan shall be amended, effective as of the Amendment Date, as follows:

1.  The following is added as a new Section 3(f), which reads in its entirety as follows:

(e)           Awards granted under the Plan after the Amendment Date shall not vest prior to the first anniversary of the date of grant of the Award; provided that, notwithstanding the foregoing, up to 5% of the shares of Stock authorized for issuance under the Plan pursuant to Section 3(a) (as adjusted pursuant to Section 3(c)) may be utilized for Awards granted after the Amendment Date that provide for vesting within one year following the date of grant.  In addition to the 5% exception noted in the proviso above, the Administrator may grant Awards that vest (or permit previously granted Awards to vest) within one year following the date of grant (i) due to the grantee’s retirement, disability or death, (ii) due to an event that constitutes a change in control, as determined by the Administrator, including, without limitation, a Change in Control, (iii) if such Awards are granted as substitute Awards in replacement of other Awards (or awards previously granted by an entity being acquired (or assets of which are being acquired)) that were scheduled to vest within one year following the date of grant of such substitute Awards or (iv) if such Awards are being granted in respect of an elective deferral of cash compensation that, absent a deferral election, otherwise would have been paid to the grantee within one year following the date of grant.  Notwithstanding the foregoing, the Administrator may accelerate the vesting of a grantee’s previously granted Award that meets the minimum vesting requirements set forth above in connection with a qualifying termination, as determined by the Administrator, of the grantee’s employment or other service relationship with the Company or one of its subsidiaries (including as a result of the grantee’s employer ceasing to be a subsidiary of the Company).

2.  Section 3(a) shall be deleted in its entirety and replaced by the following new Section 3(a):

(a)           Stock Issuable.  The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,000,000 shares less one share for every one share granted under any Prior Plan after December 31, 2015.  After the Effective Date of the Plan, no awards may be granted under the Prior Plan. For purposes of this limitation, the shares of Stock underlying any awards under the Plan or the Prior Plan that are forfeited, canceled or otherwise terminated (other than by exercise) after the Effective Date shall be added back to the shares of Stock available for issuance under the Plan.  Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan:  (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan.  Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 2,000,000 shares of the Stock may be issued in the form of Incentive Stock Options.  The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

All other terms and conditions of the Plan shall be unchanged and remain in full force and effect.

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IN WITNESS WHEREOF, the Company executed this Amendment as of the day and year first above written.

COMPANY

DIAMONDROCK HOSPITALITY COMPANY

By:	/s/ William J. Tennis
William J. Tennis
Executive Vice President, General Counsel and Corporate Secretary